EXHIBIT 21.01

BROOKS AUTOMATION, INC.

SUBSIDIARIES OF THE REGISTRANT

Legal Entity	Jurisdiction
4titude Ltd	UK
Brooks Automation (France) SAS	France
Brooks Automation (Germany) GmbH	Germany
Brooks Automation (Singapore) PTE Ltd	Singapore
Brooks Automation Taiwan Company Ltd	Taiwan
Brooks Automation (UK) Ltd	UK
Brooks Automation Asia Ltd	Korea
Brooks Automation Israel Ltd	Israel
Brooks Automation Korea Inc.	Korea
Brooks Automation Luxembourg SARL	Luxembourg
Brooks Technology (Shanghai) Limited	China
Biostorage Technologies Inc.	USA
Biostorage Technologies GmbH	Germany
Biostorage Technologies Asia Pacific Pte Ltd	Singapore
Biostorage Technologies (Beijing) Consulting Co Ltd	China
Brooks Japan KK	Japan
Brooks Automation AG	Switzerland
Ulvac Cryogenics Korea Inc.	Korea
Ulvac Cryogenics Ningbo Inc.	China
Ulvac Cryogenics Inc. (50% JV in Japan)	Japan
Cool Lab LLC	USA
DMS Shanghai Trading Co. Ltd	China
FluidX Ltd	UK
Cedrex	Denmark
UK Biofex	UK
Brooks CCS Japan KK	Japan
Brooks RS Holding AG Tec-Sem AG Tec-Sem Singapore PTE Ltd Tec-Sem Korea BioSpeciMan Corporation BioSpeciMan LLC	Switzerland Switzerland Singapore Korea Canada USA